Exhibit (n)

JOHCM FUNDS TRUST

Multiple Class Plan Pursuant to Rule 18f-3

Adopted as of January 8, 2021

I.	INTRODUCTION

This Multiple Class Plan (the “Plan”) has been adopted pursuant to Rule 18f-3(d) of the Investment Company Act of 1940, as amended (the “1940 Act”). This Plan is intended to conform to Rule 18f-3 of the 1940 Act and any inconsistencies shall be read to conform with such Rule.

The Plan relates to shares of the series of JOHCM Funds Trust (the “Trust”), a Massachusetts business trust, listed on Schedule A hereto, as amended from time to time (each such series, a “Fund” and such series collectively, the “Funds”). Shares representing interests in each Fund may be issued in two or more separate classes (each, a “Class” and collectively, the “Classes”), each of which represents a pro rata interest in the same portfolio of investments of the Fund.

II.	CLASS DESIGNATIONS

Subject to the terms and designations set forth in the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended or restated from time to time (the “Declaration of Trust”), each Fund may from time to time issue one or more of the following Classes of shares: Advisor Class, Investor Class, Institutional Class and Class Z. Each of the Classes of shares of any Fund will represent interests in the same portfolio of investments and, except as described herein, shall have the same rights and obligations as each other Class.

Each Class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the prospectus (the “Prospectus”) or statement of additional information (the “SAI”) applicable to such Class, as from time to time in effect. Each Class of shares is offered at a public offering price that is equal to the net asset value (“NAV”) of such Class as disclosed in the Prospectus and SAI. Each Class is offered without imposition of a front end sales load (“FESL”) or contingent deferred sales load (“CDSL”).

III.	DISTRIBUTION AND SERVICING ARRANGEMENTS

Each Class of shares is offered for purchase by investors with the distribution and servicing arrangement, and corresponding fee structure described below.

Advisor and Investor Class Shares. Pursuant to Rule 12b-1 under the 1940 Act, the Trust has adopted a Plan of Distribution (the “12b-1 Plan”) with respect to Advisor Class and Investor Class shares of the Funds. The shares of each such Class may be subject to different distribution and/or shareholder servicing fees (“12b-1 fees”) in accordance with the terms of the 12b-1 Plan and the Funds’ Distribution Agreement with the Funds’ principal underwriter (the “Distributor”).

Institutional Class Shares. Institutional Class shares are not authorized to make payments for, or bear expenses related to, distribution or marketing of Institutional Class shares and are not covered by the 12b-1 Plan. On behalf of Institutional Class shares, the Funds have entered into a Sub-Transfer Agency Services Agreement with JOHCM (USA) Inc., the Funds’ investment adviser (the “Adviser”) pursuant to which Institutional Class shares reimburse the Adviser for payments it makes to financial intermediaries that provide administrative, recordkeeping, account maintenance or other shareholder services (“Sub-Transfer Agency Services”) to beneficial holders of Institutional Class shares.

Class Z Shares. Class Z shares are not authorized to make payments for, or bear expenses related to, (i) distribution or marketing of Class Z shares or (ii) Sub-Transfer Agency Services. Class Z shares are not covered by the 12b-1 Plan or the Sub-Transfer Agency Services Agreement.

IV.	ALLOCATIONS OF EXPENSES, INCOME, GAINS AND LOSSES

1.

Class Expenses. Expenses relating to different arrangements for distribution and shareholder servicing of shares, as set forth in Section III above, shall be allocated to and paid by the applicable Class. A Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if (i) such expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes and (ii) the Board has approved such allocation.

2.

Other Allocations. All expenses of a Fund not allocated to a particular Class pursuant to Sections IV.1 of this Plan shall be allocated to each Class on the basis of the net assets of each Fund represented by shares of that Class in relation to the net assets of the Fund. Notwithstanding the foregoing, the Distributor, Adviser or other provider of services to a Fund may, on a contractual, voluntary or temporary basis, waive or reimburse the expenses of a specific Class or Classes of the Fund to the extent permitted under Rule 18f-3 under the 1940 Act; provided, however, that the Board shall monitor the use of such waivers or expense reimbursements intended to differ by Class.

3.

Income, Gains and Losses. Income and realized and unrealized capital gains and losses shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the relevant Fund. Each Fund may allocate income and realized and unrealized capital gains and losses to each share based on any methodology permitted by Rule 18f-3(c)(2) under the Act, consistent with the provisions set forth in Sections IV.1 and IV.2 above.

V.	EXCHANGE PRIVILEGES, CONVERSION FEATURES AND REDEMPTION FEES

1.

Exchange Privileges. Shareholders of a Fund may, to the extent provided from time to time in the Trust’s registration statement under the Securities Act of 1933, as amended, (the “1933 Act”), exchange shares of a particular Class of a Fund for (i) shares of the same Class in another Fund or (ii) shares of a different Class of the same or different Fund, each at the relative net asset values of the respective shares to be exchanged and with no FESL or CDSL, provided further, that the shares to be acquired in the exchange are, as may be necessary, registered under the 1933 Act, qualified for sale in the shareholder’s state of residence and subject to any applicable eligibility requirements, including any applicable minimum investment amount.

2.

Conversion Features. To the extent provided from time to time in the Trust’s registration statement under the 1933 Act, shares of a Class of a Fund may contain a conversion feature whereby they may automatically convert into shares of a different Class after a prescribed period following the purchase of the convertible shares. Shares acquired through the reinvestment of dividends and other distributions paid with respect to convertible shares also shall be subject to such conversion feature. The Trust reserves the right to convert shares held in a shareholder’s account to a different Class of shares of the same Fund to the extent the holder no longer satisfies the eligibility requirements for the share Class currently held, as described in the Fund’s Prospectus as from time to time in effect. A conversion from one share Class to another will not be effected without prior notice by the Trust. All conversions shall be on the basis of the relative net asset values of the two Classes of shares, without the imposition of any FESL, CDSL, fee or other charge.

3.

Redemption Fees. Each Fund may impose a redemption fee (“Redemption Fee”) on redemptions and/or exchanges of the Fund’s shares as may be approved by the Board from time to time. The Redemption Fee may be charged in an amount of up to 2% of the net asset value of the shares redeemed or exchanged, or such greater amount as may be permitted by applicable law. The Redemption Fee may be imposed on only certain types of redemptions and exchanges, such as redemptions and exchanges occurring within a certain time period of the acquisition of the relevant shares. The Trust is not required to impose the Redemption Fee on all Funds, nor must it impose the Redemption Fee on all share Classes of any particular Fund. Similarly, the Redemption Fee rate may differ from Fund to Fund and, within a Fund, from share Class to share Class.

VI.	VOTING RIGHTS

Each share of the Trust entitles the shareholder of record to one vote. Each Class of shares of the Trust will vote separately as a Class on matters for which Class voting is required under applicable law.

VII.	CONFLICTS OF INTEREST

The Board will monitor the operation of the Plan on an ongoing basis for the existence of any material conflicts among the interests of the holders of the various Classes and will take any action reasonably necessary to eliminate any such conflicts that may develop.

VIII.	BOARD REVIEW

1.

Initial Review. This Plan has been approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of any Fund. With respect to each Fund, the Trustees have found that this Plan, including the expense allocation provisions thereof, is in the best interests of each Class individually and the Fund as a whole. The Trustees have made this determination after requesting and reviewing such information as they deemed reasonably necessary to evaluate this Plan.

2.

Periodic Review. The Board shall review this Plan as frequently as deemed necessary. Prior to any material amendment to this Plan with respect to a Fund, the Board, including a majority of the Trustees that are not interested persons of any Fund, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund expenses), is in the best interest of each Class individually and the Fund as a whole. In considering whether to approve any proposed amendment to the Plan, the Board shall request and evaluate such information as it considers reasonably necessary to evaluate the proposed amendment to the Plan. Such information shall address, among other issues, whether the proposed amendment will result in a cross-subsidization of one Class by another Class.

SCHEDULE A

Dated as of January 8, 2021

to

JOHCM FUNDS TRUST

Multiple Class Plan Pursuant to Rule 18f-3

Funds and Classes subject to this Plan

JOHCM Credit Income Fund	Advisor Class Investor Class Institutional Class Class Z

JOHCM Emerging Markets Opportunities Fund	Advisor Class Investor Class Institutional Class Class Z

JOHCM Emerging Markets Small Mid Cap Equity Fund	Advisor Class Investor Class Institutional Class Class Z

JOHCM Global Income Builder Fund	Advisor Class Investor Class Institutional Class Class Z

JOHCM Global Select Fund	Advisor Class Investor Class Institutional Class Class Z

JOHCM International Opportunities Fund	Advisor Class Investor Class Institutional Class Class Z

JOHCM International Select Fund	Investor Class Institutional Class Class Z

JOHCM International Small Cap Equity Fund	Advisor Class Investor Class Institutional Class Class Z

A-1